Exhibit 17.1

TO: FRONTIER BEVERAGE COMPANY INC.

Gentlemen:

EFFECTIVE IMMEDIATELY, I hereby tender my Resignation as President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer of the Company.

Dated July 1, 2013

/s/ Terry Harris

Terry Harris